Exhibit 99.2

[Letterhead of XO Communications, Inc.]
[11111 Sunset Hills Road]
[Reston, Virginia 20190]

June 12, 2003

Marlene H. Dortch
Secretary
Federal Communications Commission
445 12th Street, S.W.
Washington, D.C. 20554

Re:	Global Crossing Ltd. and GC Acquisition Limited (“Global Crossing”) Application to Transfer Control and Request for Declaratory Ruling Allowing Indirect Foreign Ownership, IB Dkt. No. 02-286

Dear Ms. Dortch:

     XO Communications, Inc. (“XO”) is responding to the June 9, 2003 letter submitted by the Official Committee of Unsecured Creditors in the Global Crossing bankruptcy proceeding (the “Committee”) to the Department of Justice (“DOJ”) and the Committee on Foreign Investment in the United States (“CFIUS”) and copied to the Commission in the above-referenced docket. In its letter, the Committee urged CFIUS to review expeditiously the proposed Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) transaction and, in doing so, indirectly and inaccurately characterized XO’s superseding bid for Global Crossing. XO wishes to correct the record in the Commission’s proceeding regarding the transfer of Global Crossing’s authorizations to ST Telemedia.

     By way of background, XO’s original bid of cash, debt, preferred stock and stock warrants provided equivalent or better consideration to Global Crossing’s creditors than ST Telemedia’s proposed offer.1 This afternoon, XO extended an “any and all” tender offer for the $2.25 billion in outstanding senior secured bank debt of Global Crossing Ltd., equivalent to an all cash offer of $472.5

1 More specifically, XO’s original offer was for cash and debt equivalent to that offered by ST Telemedia, but the equity components of XO’s offer was more attractive – for example, the new stock would include preferred stock with a guaranteed value, plus four years of assured cash dividends and an additional 15 million warrants for XO Communications stock.

million. The only condition to XO’s offer is the termination of the ST Telemedia purchase agreement. As an alternative, XO is now prepared to offer $700 million in cash to acquire all of the assets of Global Crossing as the lead bidder in an open sale of Global Crossing’s assets. This offer would be subject to higher and better offers from third parties through a Bankruptcy Court administered auction process.

     In its letter, the Committee incorrectly characterized XO’s original offer for Global Crossing as non-binding. With today’s offers from XO, there can be no misunderstanding: XO’s proposed bid is a firm commitment and does not raise the uncertainties associated with ownership by a foreign government that continue to plague the ST Telemedia transaction. As the Commission well knows, there have been substantial questions about “whether approval [of the ST Telemedia transaction] would be possible in view of statutory limits on foreign ownership set forth in Sections 310(a) and (b) of the Communications Act of 1934”.2

     Moreover, the Committee’s assertion that review of a new competing bid at this point would create “substantial delay” is an overstatement. Unlike the proposed ST Telemedia transaction, XO’s bid does not involve any foreign ownership, let alone foreign government ownership, and no CFIUS review would be required. The XO transaction could be approved expeditiously upon receipt of regulatory approvals. The absence of foreign ownership would reduce regulatory and governmental review of the XO transaction to a fraction of the time that the ST Telemedia has taken just to this point.

     The foreign ownership issues raised by leading members of Congress, in the letter referenced above and in recent legislative hearings,3 have been echoed elsewhere, particularly in the Executive Branch. As Global Crossing acknowledged in its May 13, 2003 Third Amendment to its pending application, the CFIUS review has still not resolved these concerns. Congressional leaders also have raised concerns about this specific transaction in a public hearing. Based on the foregoing, it is clear that the XO proposal which can be approved in its present form contrasts sharply with the ST Telemedia transaction, which, even after exhausting all available procedural requirements, is unlikely to be approved in its current form – thereby resulting in further delay to the conclusion of the viable sale of Global Crossing.

     XO urges the Commission to ensure that all interested parties have ample opportunity to assess the public interest implications of the ST Telemedia takeover of Global Crossing by extending the

2 See, Letter from Sens. Conrad Burns and Ernest F. Hollings to the Hon. Michael Powell, Chairman of the Federal Communications Commission (May 15, 2003) (attached hereto as Attachment A).

3 See, Question from Representative Markey to Mr. Ralph F. Ives, III, the Assistant U.S. Trade Representative for Asia-Pacific and APEC Affairs, Federal News Service May 8, 2003, page 5-6 (attached hereto as Attachment B).

comment cycle in this proceeding until the DOJ and CFIUS have concluded their review. The Commission should continue to hold this docket in abeyance at least until the DOJ and CIFUS processes are completed at which point the Commission should seriously consider an entirely new docketed proceeding to review the ST Telemedia transaction.

     For some time, it has been a hallmark of the Commission’s policy to encourage the emergence of competition in both the U.S. and abroad. As part of this effort, the Commission has worked to discourage continued government monopoly ownership of telecommunications companies and assets abroad. The Commission should continue its vigilance in these areas to ensure that the effects of foreign government monopoly ownership are not visited upon U.S. consumers in this case. XO is positioned to be a major domestic and international competitive player and, in contrast to ST Telemedia, would not impose these negative competitive effects upon U.S. consumers.

Sincerely,

Brian D. Oliver Executive Vice President Strategy and Corporate Development

/s/ Brian D. Oliver

Douglas W. Kinkoph Vice President Regulatory and External Affairs

/s/ Douglas W. Kinkoph

Attachment

cc:	Chairman Michael K. Powell
Commissioner Kathleen Q. Abernathy
Commissioner Michael J. Copps
Commissioner Kevin J. Martin
Commissioner Jonathan S. Adelstein